Exhibit 99.1

Beacon Solutions Announces Third Quarter Results

Quarterly Revenue Increases 29% to $3.0 Million, Fiscal Year-To-Date Revenue Up 75% to $7.1 million

LOUISVILLE, KY; ZURICH, SWITZERLAND; August 12, 2009 -- Beacon Enterprise Solutions Group, Inc. (OTCBB: BEAC), a global leader in the design, implementation and management of high performance Layer 1 network solutions, today announced its financial results for the third quarter and fiscal year-to-date ended June 30, 2009.

Revenue for the quarter and fiscal year-to-date ended June 30, 2009, was $3.0 million and $7.1 million respectively, up from $2.4 million and $4.1 million in the prior year period, an increase of 29% and 75% respectively.

Fiscal Third Quarter Highlights:

  Increased quarterly revenue to $3.0 million, a 29% increase from $2.4 million in the prior year period.

  Increased fiscal year-to-date revenue to $7.1 million, a 75% increase from $4.1 million in prior year period.

  Improved adjusted EBITDA, as defined below, to approximately ($656,000), an 3% improvement from approximately ($678,000) in the prior year period.

  Announced the acquisition of Switzerland based SymbioTec Solution AG, which is expected to add a minimum of $10.0 million in profitable revenue in FY 2010.

  Announced a series of new technology infrastructure engagements, the opening three additional markets and international projects in Mexico, Germany, Spain, Italy, France and the UK.

  Announced contracts with a national grocery chain and one of the world’s largest apparel retailers and expanded a previously announced $19.5 million three year contract with a Fortune 500 pharmaceutical company.

Excluding non-cash charges, interest, and non-recurring expenses adjusted EBITDA, defined below, during the quarter and year-to-date ended June 30, 2009, improved by 3% to approximately ($656,000) and 7% to ($2,067,000) respectively vs. approximately ($678,000) and ($2,229,000) during the prior year period.

Including non-cash charges, interest and extraordinary expenses, the net loss per share during the quarter and year-to-date periods narrowed to ($0.10) and ($0.32) respectively vs. a net loss of ($0.11) and ($0.81) in the prior year periods.

Balance Sheet improvements during the period vs. the prior year’s audit included an increase in current assets of approximately $1.9 million to $4.1 million, an increase in total assets of approximately $1.5 million to $10.9 million, and an increase in stockholders’ equity of approximately $1.0 million to $5.0 million.

Bruce Widener, CEO of Beacon Solutions, stated, “We’re continuing to expand our business and rapidly increase revenue as we drive toward profitability. In the third quarter we increased our personnel and infrastructure support expenditures in preparation for projects being implemented in the current quarter and have positioned the expanded service capacity to support new projects well into the future. This preparation will result in a significant improvement in future operating margins and provide an expedited return on our operational investment to maintain our pace to produce positive earnings in 2009. The entire Beacon Solutions management team will delve into the financial results in more detail, along with answering questions during a brief Q&A session on this afternoon’s conference call.”

Conference Call Details

Beacon Solutions will hold a conference call to discuss its financial results, latest contract wins and growth in 2009 and beyond at 4:30 pm, Eastern Daylight Time, Wednesday, August 12. Participants on the call will include Bruce Widener, Chairman and Chief Executive Officer, Rick Mills, President and Robert Mohr, Chief Accounting Officer.

The teleconference can be accessed by calling 888-495-3916 and entering conference ID # 24408248. Participants outside of the U.S. and Canada can join by calling 706-643-6269 and entering the same conference ID. Please dial in 15 minutes prior to the beginning of the call.

Management will respond to questions submitted via email during the call. Please submit questions to investors@askbeacon.com. Questions may be submitted prior to or during the call. A webcast of the call will be available on Beacon Solutions’ Investor Relations portal www.trilogy-capital.com/autoir/beac_autoir.html as well as the Company’s website at www.askbeacon.com.

Non-GAAP Financial Measure

In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents adjusted earnings before interest, taxes, depreciation and amortization, share based payments, deemed and contractual dividends, and expenses that management believes will not re-occur in future periods including certain investor relations and subcontractor expenses (“Adjusted EBITDA”). Adjusted EBITDA is calculated by deducting operating and other expenses from operating income and excluding amounts related to interest expense, income tax expense or benefit, depreciation expense, amortization expense, non-cash share based payments, deemed and contractual dividends, certain investor relations expenses, certain subcontractor expenses and any gain or loss on disposal of assets. Although we will continue to expend significant resources on investor relations in the future, management believes that certain investor relations expenses incurred in the current fiscal year are unusually high as we build investor awareness, and that a portion of these expenses will not re-occur in future years. Certain subcontractor expenses are impacting our current fiscal year as we open markets through Beacon certified subcontractors who will be replaced by Beacon personnel over the coming months as Beacon serves markets of sufficient size to support internal operations. Beacon believes this non-GAAP financial measure provides investors with additional insight into our ongoing operating performance. This non-GAAP financial measure should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP.

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging growth, high-performance provider of advanced IT solutions with a commitment to the proactive optimization of client companies’ operations. Beacon is capitalizing on opportunities created by the world-wide economic contraction through the provision of rapid deployment, broad spectrum, fully integrated IT programs with state-of-the-art, next-generation design, engineering, installation and managed services. Beacon’s business model creates a clearly defined early mover advantage due to our unique position as a leader in the provision of fully integrated turnkey solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers customers everything to make their communications run, from telecom infrastructure design, to software development, to voice/data/security system integration, system installation and maintenance, in addition to long distance, VoIP and Internet access service. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. While Beacon services customers globally, it is headquartered in Louisville, Ky., with offices in Cincinnati and Columbus, Ohio; Zurich, Switzerland and dedicated personnel in Mangalore, India.

For comprehensive investor relations material, including fact sheets, research reports, interviews and video, please follow the appropriate link: Investor Relations Portal, Research Report and CEO Overview Video

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited)

	For the three months ended June 30, 2009	For the three months ended June 30, 2008	For the nine months ended June 30, 2009	For the nine months ended June 30, 2008

Net sales	$3,038,999	$2,364,605	$7,118,084	$4,073,435
Cost of goods sold	1,461,155	855,291	2,892,075	1,277,296
Cost of services	656,448	589,516	1,934,372	1,041,268

Gross profit	921,396	919,798	2,291,637	1,754,871

Operating expense
Salaries and benefits	1,185,951	1,116,705	3,108,538	2,623,239
Selling, general and administrative	894,530	531,562	2,117,260	1,589,322
Depreciation expense	37,693	23,571	109,132	44,749
Amorization of intangible assets	115,248	160,101	345,745	341,256

Total operating expense	2,233,422	1,831,939	5,680,675	4,598,566

Loss from operations	(1,312,026)	(912,141)	(3,389,038)	(2,843,695)

Other expenses
Interest expense	(221,849)	(120,068)	(661,818)	(321,921)
Interest income	227	3,222	589	5,911

Total other expenses	(221,622)	(116,846)	(661,229)	(316,010)

Net loss	(1,533,648)	(1,028,987)	(4,050,267)	(3,159,705)

Preferred Stock:
Contractual dividends	(160,264)	(93,019)	(411,416)	(100,354)
Deemed dividends related to beneficial conversion feature	-	(60,212)	(187,139)	(3,955,809)

Net loss available to common stockholders	$(1,693,912)	$(1,182,218)	$(4,648,822)	$(7,215,868)

Net loss per share to common stockholders - basic and diluted	$(0.11)	$(0.11)	$(0.32)	$(0.81)

Weighted average shares outstanding
basic and diluted	16,063,239	10,468,021	14,578,931	8,926,307

Adjusted EBITDA

Loss from operations	(1,312,026)	(912,141)	(3,389,038)	(2,843,695)

Investor relations adjustment	284,490	-	484,806	-
Subcontractor fees adjustment	52,150	-	64,680	-
Share based payments	166,940	50,916	318,030	228,255
Depreciation expense	37,693	23,571	109,162	44,749
Amorization of intangible assets	115,248	160,101	345,745	341,256

Adjusted EBITDA	(655,505)	(677,553)	(2,066,615)	(2,229,435)

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet

	June 30, 2009	September 30, 2008

	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$548,205	$127,373
Accounts receivable, net	2,458,075	1,505,162
Inventory, net	522,109	597,794
Prepaid expenses and other current assets	598,583	44,745

Total current assets	4,126,972	2,275,074
Property and equipment, net	320,189	310,703
Goodwill	2,791,648	2,791,648
Other intangible assets, net	3,456,972	3,802,717
Inventory, less current portion	160,610	160,610
Security deposits	11,247	15,639

Total assets	$10,867,638	$9,356,391

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short term credit obligations	$50,000	$200,000
Convertible Note Payable (net of $8,625 and $0 discount)	491,375	-
Bridge notes (net of $57,051 and $0 of discounts, respectively)	642,949	-
Current portion of long-term debt	491,829	495,595
Current portion of capital lease obligations	-	11,928
Accounts payable	1,598,422	1,225,509
Accrued expenses	1,477,441	1,105,078
Accrued dividends	56,592	220,354
Customer deposits	39,737	95,767
Deferred tax liability	45,472	45,472

Total current liabilities	4,893,817	3,399,703
Long-term debt, less current portion	922,449	1,316,477
Bridge notes (net of $0 and $128,840 of discounts, respectively)	-	571,160

Total liabilities	5,816,266	5,287,340
Stockholders' equity
Preferred Stock: $0.01 par value, 5,000,000 shares authorized, 5,730 and
5,200 shares outstanding, respectively, in the following classes:
Series A convertible preferred stock, $1,000 stated value, 4,500 shares authorized, 4,145 and 4,000 shares issued and outstanding, respectively,
(liquidation preference $5,221,646 and $5,243,630, respectively)	4,145,613	4,000,000
Series A-1 convertible preferred stock, $1,000 stated value, 1,000 shares authorized, 885 and 800 shares issued and outstanding, respectively,
(liquidation preference $1,111,248 and $1,031,813, respectively)	885,465	800,000
Series B convertible preferred stock, $1,000 stated value, 4,000 shares authorized, 700 and 400 shares issued and outstanding, respectively,
(liquidation preference $902,068 and $500,000, respectively)	700,000	400,000
Common stock, $0.001 par value 70,000,000 shares authorized,
19,196,907 and 12,093,021 shares issued and issued and
outstanding, respectively	19,197	12,093
Additional paid in capital	13,120,563	8,027,602
Accumulated deficit	(13,819,466)	(9,170,644)

Total stockholders' equity	5,051,372	4,069,051

Total liabilities and stockholders' equity	$10,867,638	$9,356,391

Forward-Looking Statements

This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Contact:

Beacon Enterprise Solutions Group Inc.
Kevin Holmes
410-825-3930
investors@askbeacon.com

Trilogy Capital Partners
Financial Communications:
Darren Minton, Vice President
800-592-6067
info@trilogy-capital.com